Transactions pursuant to Rule 10f3



Name of Issuer	Date of Purchase
Number of Securities Purchased (PAR)
Dollar Amount of Purchase 	Price per Unit
	Name(s) of Underwriter(s) or Dealer(s)
From Whom Purchased	Affiliated
Members of the Underwriting Syndicate
	Other Members of the Underwriting
Syndicate


Albertsons Companies	5/25/2016
2,500,000 	 2,500,000 	100	BofA
Merrill Lynch	Morgan Stanley	BofA
Merrill Lynch, Credit Suisse, Citigroup, Morgan
Stanley, Goldman, Sachs & Co., Deutsche Bank
Securities, Barclays, Guggenheim Securities,
RBC Capital Markets, Wells Fargo Securities


Teck Resources	5/26/2016	 1,242,000
	 1,242,000 	100	J.P. Morgan
	Morgan Stanley	J.P. Morgan,
BofA Merrill Lynch, Goldman, Sachs & Co.,
Barclays, BMO Capital Markets, CIBC Capital
Markets, Citigroup, Deutsche Bank Securities,
Morgan Stanley, RBC Capital Markets,
Scotiabank, TD Securities


Nexstar Broadcasting, Inc.	7/13/2016
1,000,000 	 1,000,000 	100	BofA
Merrill Lynch	MUFG	BofA Merrill Lynch,
Credit Suisse, Deutsche Bank Securities,
SunTrust Robinson Humphrey, Barclays, Wells
Fargo Securities, Capital One Securities, Fifth
Third Securities, MUFG


Murphy Oil Corporation	8/12/2016
150,000 	 150,000 	100	J.P.
Morgan	MUFG	J.P. Morgan, BofA
Merrill Lynch, BNP PARIBAS, DNB Markets,
Scotiabank, MUFG, Wells Fargo Securities,
Regions Securities LLC, Capital One Securities,
Goldman, Sachs & Co.


CBS Radio	10/7/2016	 2,000,000
2,000,000 	100	Deutsche Bank Securities
	MUFG	Deutsche Bank Securities,
Citigroup, J.P. Morgan, BofA Merrill Lynch,
Credit Suisse, Goldman, Sachs & Co., Wells
Fargo Securities, Mizuho Securities, BNP
PARIBAS, RBC Capital Markets, SMBC
Nikko, US Bancorp, MUFG, Societe Generale,
TD Securities, BNY Mellon Capital Markets,
LLC, Drexel Hamilton, Lebenthal Capital
Markets, Loop Capital Markets, Ramirez & Co.,
Inc., The Williams Capital Group, L.P.